Exhibit 10.3

Execution Version

WAIVER AND EXTENSION

THIS WAIVER AND EXTENSION is made and entered into as of June 22, 2022 by and between Blue Apron Holdings, Inc. a Delaware corporation (the “Company”) and RJB Partners LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, the Company and the Purchaser are party to that certain Purchase Agreement, dated as of September 15, 2022, by and among the Company and Purchaser (the “Purchase Agreement”);

WHEREAS, capitalized terms used but not defined therein shall have the meaning set forth in the Purchase Agreement;

WHEREAS, pursuant to Section 6(b)(iii) of the Purchase Agreement, the Company adopted resolutions regarding the governance matters set forth on Annex F to the Purchase Agreement, including Item 3 thereof; and

WHEREAS, the parties desire to waive compliance by the Company with the second sentence of Item 3 of Annex F to the Purchase Agreement, and extend the deadline for compliance with such obligation to December 15, 2022.

NOW, THEREFORE, Purchaser and the Company hereby agree as follows:

1.The Purchaser agrees to a waiver and extension with respect to the Company’s obligations under the second sentence of Item 3 of Annex F to the Purchase Agreement, and any related provisions of the Purchase Agreement, and the Company agrees to comply with the obligation set forth in the second sentence of Item 3 of Annex F to the Purchase Agreement on or prior to December 15, 2022.

2.No other term or provision of the Purchase Agreement shall be deemed affected or otherwise modified other than as set forth under Section 1 above.

A.	MISCELLANEOUS.
a.

This Waiver and Extension may be amended or modified only by a written agreement executed and delivered by the Company and the Purchaser. This Waiver and Extension may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties effected in a manner which does not comply with this provision shall be void, ab initio. Any failure by any party at any time to enforce any of the provisions of this Waiver and Extension shall not be construed as a waiver of such provision or any other provisions hereof.

b.	The provisions of Sections 13, 14, 15, 16, 17, 18, 20, and 22 of the Purchase Agreement shall be deemed to apply, mutatis mutandis, to this Amendment.

c.

This Waiver and Extension may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Waiver and Extension by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

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IN WITNESS WHEREOF, each of the undersigned has executed this Waiver and Extension as of the date set forth above.

BLUE APRON HOLDINGS, INC.

By:
Name:	Linda Findley
Title:	President and Chief Executive Officer

RJB PARTNERS LLC

By:
Name:	Joseph Sanberg
Title:	Managing Member